EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on May 31, 2006) pertaining to the Senomyx, Inc. 2004 Equity Incentive Plan, and the Senomyx, Inc. 2004 Employee Stock Purchase Plan, of our reports dated March 3, 2006, with respect to the financial statements of Senomyx, Senomyx, Inc. management’s  assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Senomyx Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 25, 2006